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                                   EXHIBIT 11

                             CASTLE BANCGROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS


                                                           6 MONTHS ENDED
                                                               JUNE 30

                                                          1997             1996
                                                          ----             ----
 Net income applicable to common stock               $  976,685      $  815,074


 Weighted average common shares outstanding           2,076,195       2,062,904
 Weighted average common share equivalents (1)           17,838           8,943
 Weighted average common shares and equivalents       2,094,033       2,071,847


 Net income per common share                             $  .47          $  .39



(1) COMMON SHARE EQUIVALENTS RESULT FROM STOCK OPTIONS BEING TREATED AS IF THEY HAD BEEN EXERCISED AND ARE COMPUTED BY APPLICATION OF THE TREASURY STOCK METHOD.